STRUCTURED ASSET SECURITIES CORPORATION
             MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1999-ALS2



                                TERMS AGREEMENT


                                         Dated:   May 14, 1999



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of May 1, 1999 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of May 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 1999-ALS2.

Terms of the Series 1999-ALS2 Certificates: Structured Asset Securities Corporation, Series 1999-ALS2 Mortgage Pass-Through Certificates, Class A1, Class A2, Class A3, Class A4, Class A5, Class AP, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of fixed rate, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class A1, Class A2, Class A3, Class A4, Class A5, Class AP, Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-68513.

Certificate Ratings: It is a condition of Closing that at the Closing Date: the Class A1, Class A2, Class A3 and Class A4 Certificates be rated "AAA" by each of Duff & Phelps Credit Rating Co. ("DCR"), and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P," together with DCR, the "Rating Agencies"); the Class AP and Class A5 Certificates be rated "AAA" by each of DCR and "AAAr" by S&P; the Class B1 Certificates be rated "AA" by DCR; the Class B2 Certificates be rated "A" by DCR; and the Class B3 Certificates be rated "BBB" by DCR.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  May 1, 1999.

Closing Date: 10:00 A.M., New York time, on or about May 27, 1999. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.



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         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                    LEHMAN BROTHERS INC.



                                    By: /s/ Stanley Labanowski
                                        Name:  Stanley Labanowski
                                        Title:  Vice President


         Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION


By: /s/ Joseph J. Kelly
    Name:  Joseph J. Kelly
    Title:  Vice President



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                                  Schedule 1


                                       Certificate         Purchase
              Initial Certificate       Interest            Price
Class         Principal Amount(1)         Rate            Percentage

Class A1        $ 59,060,000              6.75%          99.3046875%
Class A2         228,800,000              6.75%          99.3046875%
Class A3          23,000,000              6.65%          99.3046875%
Class A4          15,000,000              6.75%          99.3046875%
Class A5                 (2)              6.75%           0.0000000%
Class AP          245,747.46               (3)           65.0000000%
Class B1          20,404,000              6.75%          94.1250000%
Class B2           7,651,000              6.75%          91.6250000%
Class B3           3,643,000              6.75%          84.0000000%
Class R                  100              6.75%          99.3046875%

---------------
(1)   Approximate.
(2) The Class A5 Certificates will have no Certificate Principal Amount and will accrue interest on a calculated aggregate Notional Amount as described in the Prospectus Supplement under "Description of the Certificates - Distributions of Interest".
(3) The Class AP Certificates are principal-only certificates and, accordingly, will not accrue interest.